Pagaya and Castlelake Announce Forward Flow Agreement to Purchase up to $1 Billion of Consumer Loans Originated on the Pagaya Network Transaction diversifies Pagaya’s funding sources and drives capital efficiency, in line with the Company’s financial strategy NEW YORK – August 9, 2024 – Pagaya Technologies LTD. NASDAQ PGY ("Pagaya" or “the Companyˮ), a global technology company delivering AI-driven product solutions for the financial ecosystem, and Castlelake, L.P. ("Castlelake"), a global alternative investment manager specializing in asset-based private credit and an experienced investor in consumer credit opportunities, today announced an agreement for Castlelake to purchase, subject to certain terms and conditions, an aggregate amount of up to $1 billion in consumer loans through the Pagaya network. Following satisfaction of the closing conditions, Castlelake will acquire loans on a monthly basis for an initial 12-month term, with the potential for the agreement to be extended for additional loan purchases over time. This transaction expands and diversifies Pagayaʼs funding capacity, and adds a new, highly strategic funding partner to Pagayaʼs network of over 120 institutional investors. Funding mechanisms like forward flow represent a step-change in driving capital efficiency, by enabling Pagaya to fund loan originations with minimal use of its own capital. The Company expects to scale this initiative and others as it continues to diversify its funding by channels beyond its flagship pre-funded ABS program. “We are incredibly excited to have Castlelake as a dedicated funding partner on our network,ˮ said Pagayaʼs CFO Evangelos Perros. “A core element of our financial strategy is to expand our funding capacity in a capital-efficient way with some of the worldʼs leading asset managers. Our forward flow agreement with Castlelake goes a long way in accomplishing that goal.ˮ “Castlelake is pleased to partner with the Pagaya team on this important funding initiative,ˮ said John Lundquist, Partner, North American Specialty Finance at Castlelake. “We believe the partnership can provide access to attractive risk-adjusted exposure to consumer loans, at a time when the utility of credit is of significant importance to consumers. We look forward to building a fruitful relationship with the Pagaya team over time.ˮ About Pagaya Technologies Pagaya NASDAQ PGY is a global technology company making life-changing financial products and services available to more people nationwide, as it reshapes the financial services ecosystem. By using machine learning, a vast data network and an AI-driven approach, Pagaya provides consumer credit and other products for its partners, their customers, and investors. Its proprietary API and capital solutions integrate into its network of partners to deliver seamless user experiences and greater access to the mainstream economy. For more information, visit pagaya.com. About Castlelake Castlelake, L.P. is a global alternative investment manager focused on asset-based investments in the private specialty finance, real assets and aviation markets. Founded in 2005, Castlelake manages approximately $22 billion of assets on behalf of a diversified global investor base. The Castlelake team comprises more than 220 experienced professionals, including 80 investment professionals, across seven offices in North America, Europe and Asia. For more information, please visit www.castlelake.com. Pagaya Contacts Investors & Analysts ir@pagaya.com

Media & Press press@pagaya.com Castlelake Contacts Prosek Partners for Castlelake Josh Clarkson/Remy Marin jclarkson@prosek.com / rmarin@prosek.com   Castlelake Media Relations  media.relations@castlelake.com